Exhibit 99.1
LEXICON PHARMACEUTICALS ENTERS INTO AGREEMENT
WITH TERSERA THERAPEUTICS FOR THE SALE OF XERMELO

Lexicon to Receive Up to $224 Million in Upfront and Milestone Payments Plus Mid-Teens Royalties on Net Sales of XERMELO in Biliary Tract Cancer

The Woodlands, Texas and Deerfield, Illinois, July 30, 2020 – Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX) and TerSera Therapeutics LLC announced today that they have entered into an asset purchase and sale agreement for the sale to TerSera of Lexicon’s rights, title and interest in XERMELO® (telotristat ethyl).

Pursuant to the terms of the agreement, TerSera will pay Lexicon approximately $159 million in cash at closing, which includes a $155 million upfront payment and approximately $4 million for existing inventory. Lexicon may receive additional development, regulatory and sales milestone payments of up to an aggregate of $65 million for the development and commercialization of telotristat ethyl in patients with biliary tract cancer. Additionally, Lexicon will be eligible to receive mid-teens royalties on net sales of XERMELO in biliary tract cancer. As part of the transaction, TerSera has agreed to assume the currently ongoing TELE-ABC Phase 2 clinical study of XERMELO in biliary tract cancer patients and offer employment to at least 20 Lexicon employees currently dedicated to XERMELO. The transaction is expected to close in the third quarter of 2020, subject to customary closing conditions.

“This agreement allows us to focus Lexicon around LX9211 for neuropathic pain and other early-stage research and development programs, enabling efficient use of our resources and substantially reducing our debt,” said Lonnel Coats, Lexicon’s president and chief executive officer. “TerSera’s dedicated oncology focus will provide physicians and patients continued access to this important medicine for carcinoid syndrome diarrhea and continue its ongoing development for people suffering with biliary tract cancer.”

“XERMELO continues to gain an increasingly important role in carcinoid syndrome diarrhea with a potential future role in other cancers,” said Ed Fiorentino, Chairman & CEO of TerSera. “We are very excited to add XERMELO to our existing oncology portfolio.”

About XERMELO (telotristat ethyl)

Discovered using Lexicon’s unique approach to gene science, XERMELO is the first and only approved oral therapy for carcinoid syndrome diarrhea. XERMELO targets tryptophan hydroxylase, an enzyme that mediates the excess serotonin production within metastatic neuroendocrine tumor (mNET) cells. XERMELO is approved in the United States, the European Union and certain additional countries for the treatment of carcinoid syndrome diarrhea in combination with somatostatin analog (SSA) therapy in adults inadequately controlled by SSA therapy. Carcinoid syndrome is a rare condition that occurs in patients living with mNETs and is characterized by frequent and debilitating diarrhea. XERMELO targets the overproduction of serotonin inside mNET cells, providing an additional treatment option for patients suffering from carcinoid syndrome diarrhea.

Lexicon has granted Ipsen an exclusive royalty-bearing right and license to commercialize XERMELO outside of the United States and Japan. Lexicon is commercializing XERMELO in the United States and Ipsen is commercializing XERMELO in multiple countries, including the United Kingdom and Germany.

XERMELO (telotristat ethyl) Important Safety Information

•Warnings and Precautions: XERMELO may cause constipation, which can be serious. Monitor for signs and symptoms of constipation and/or severe, persistent, or worsening abdominal pain in patients taking

XERMELO. Discontinue XERMELO if severe constipation or severe, persistent, or worsening abdominal pain develops.
•Adverse Reactions: The most common adverse reactions (≥5%) include nausea, headache, increased gamma-glutamyl-transferase, depression, flatulence, decreased appetite, peripheral edema, and pyrexia.
•Drug Interactions: If necessary, consider increasing the dose of concomitant CYP3A4 substrates, as XERMELO may decrease their systemic exposure. If combination treatment with XERMELO and short-acting octreotide is needed, administer short-acting octreotide at least 30 minutes after administering XERMELO.
For more information about XERMELO, see Full Prescribing Information at www.xermelo.com.

About Lexicon Pharmaceuticals

Lexicon is a fully integrated biopharmaceutical company with a mission of pioneering medicines that transform patients’ lives. Through its Genome5000™ program, Lexicon scientists studied the role and function of nearly 5,000 genes and identified more than 100 protein targets with significant therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. In addition to its first commercial product, XERMELO, Lexicon has a pipeline of promising drug candidates in clinical and preclinical development in diabetes and metabolism, oncology and neuropathic pain. For additional information, please visit www.lexpharma.com.

About TerSera Therapeutics

TerSera Therapeutics acquires, develops and markets specialty pharmaceutical products with a focus on oncology and non-opioid pain. Its mission is to provide products which truly make a difference for patients. For more information about TerSera Therapeutics, please visit www.tersera.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to the sale of XERMELO (telotristat ethyl) and Lexicon’s long-term outlook on its business. In addition, this press release also contains forward looking statements relating to Lexicon’s growth and future operating results, discovery, development and commercialization of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including Lexicon’s ability to meet its capital requirements, successfully complete the sale of XERMELO, successfully conduct preclinical and clinical development and obtain necessary regulatory approvals of sotagliflozin, LX9211 and its other potential drug candidates on its anticipated timelines, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates. Any of these risks, uncertainties and other factors may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2019, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

For Investor Inquiries:

Kimberly Lee, D.O.
Head of Investor Relations and Corporate Strategy
Lexicon Pharmaceuticals
(281) 863-3383
klee@lexpharma.com

For Media Inquiries:

Chas Schultz
Senior Director, Corporate Communications and Advocacy
Lexicon Pharmaceuticals
(281) 863-3421
cschultz@lexpharma.com

TerSera Therapeutics LLC Contact:

Mark Leonard
+1 847 651 9682 or mark@reachthenextlevel.com